Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831
tel:	203 622 3131
203 622 6080
unitedrentals.com

United Rentals Announces Second Quarter and First Half 2008 Results;

Updates Full Year Outlook to Reflect Completion of Share Repurchases;

Calls $125 Million of New 14% HoldCo Notes

GREENWICH, Conn. – July 29, 2008 – United Rentals, Inc. (NYSE: URI) today announced second quarter 2008 income from continuing operations of $37 million, compared with $67 million for the second quarter 2007; and first half 2008 income from continuing operations of $75 million, compared with $99 million for the first half 2007. The decreases primarily reflect lower gross profit in a softening equipment rental environment as well as the previously disclosed $14 million after-tax provision relating to the SEC inquiry, partially offset by the company’s successful cost-cutting initiatives, including reductions in SG&A expense of $21 million and $39 million for the second quarter and first half 2008, respectively.

On a GAAP basis, the company reported a second quarter 2008 continuing operations loss per share of $2.33, compared with continuing operations earnings per share of $0.60 for the second quarter 2007; and a first half 2008 continuing operations loss per share of $1.89, compared with continuing operations earnings per share of $0.90 for the first half 2007. Second quarter and first half 2008 losses per share reflect the impact of a $239 million preferred stock redemption charge that reduces income available to common stockholders for EPS purposes, but does not affect net income. As previously disclosed, this one-time redemption charge relates to the company’s June 2008 repurchase of all of its outstanding Series C and D preferred stock. The company’s second quarter and first half 2008 loss per share amounts also reflect an $8 million after-tax charge principally related to the establishment of a foreign tax credit valuation allowance as a result of the additional leverage from the share repurchase, as well as the SEC provision.

EBITDA was $252 million and $476 million for the second quarter and first half 2008, respectively, compared with EBITDA of $295 million and $508 million, respectively, for the same periods last year. Excluding the impact of the SEC provision, the company’s pro-forma EBITDA margin improved 1.3 percentage points to 32.0% for the second quarter 2008, and improved 2.4 percentage points to 30.6% for the first half 2008, reflecting the beneficial impact of the company’s ongoing initiatives to reduce operating costs.

For the second quarter 2008, rental revenue was $621 million and total revenue was $831 million, compared with $659 million and $962 million, respectively, for the second quarter 2007. For the first half 2008, rental revenue was $1,192 million and total revenue was $1,603 million, compared with $1,226 million and $1,800 million, respectively, for the first half 2007. The reduction in rental revenue in the second quarter 2008 reflects declines of 1.4 percent in rental rates and 0.8 percentage points in time utilization. Total revenue performance also reflects a planned reduction in sales of contractor supplies, consistent with the company’s strategy to focus on its core rental business.

The company also reported pro-forma continuing operations earnings per share for the second quarter and first half 2008, reflecting the reduced share count from the preferred stock repurchase. Pro-forma EPS, which excludes the impact of the preferred stock redemption charge, the $8 million after-tax charge, and the SEC provision, was:

•	$0.62 for the second quarter 2008.

•	$1.03 for the first half 2008.

Full Year 2008 Outlook

Based on a reduced, anticipated full year weighted-average share count of 85 million shares, the company recalculated its full year 2008 outlook for pro-forma earnings per share to a range of $3.15 to $3.25. The outlook continues to anticipate total revenue of $3.3 billion to $3.4 billion and pro-forma EBITDA of $1.15 billion to $1.17 billion. The company also expects $350 million to $400 million of free cash flow after total capital expenditures of approximately $715 million.

Excluding the impact of the preferred stock repurchase, the common share repurchases discussed below and the provision related to the SEC matter, the company’s outlook range would have been unchanged from its previous guidance range of $2.65 to $2.75.

Share Repurchases

On June 10, 2008, the company announced that it had repurchased all of its outstanding Series C preferred stock and Series D preferred stock, which, on a converted basis, was the equivalent of 17 million common shares. In addition, on June 17, 2008, the company commenced a “modified Dutch auction” tender offer to repurchase up to 27.16 million of its common shares at a price not greater than $25.00 nor less than $22.00 per share. On July 23, 2008, the company announced the final results of the tender, and accepted for purchase the full allotment of 27.16 million shares at a price of $22.00 per share. As a result, the company’s outstanding shares of common stock were reduced to approximately 59.3 million.

On June 9, 2008, and in anticipation of the share repurchases, the company entered into a new $1.25 billion asset-based revolving credit facility and repaid the approximately $462 million outstanding under the company’s former revolving credit facility and term loan. It also issued $425 million in new 14% HoldCo notes due 2014 to the holders of the preferred stock as partial payment for the repurchase. These notes are callable at par at any time.

Company Calls $125 Million of New 14% HoldCo Notes

The company has recently given notice for the repayment of $125 million of the principal amount of its new 14% HoldCo notes. The company expects to retire this amount by the end of the 2008 third quarter.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, “Our second quarter performance reflects the impact of expected market weakness on our core rental business, counteracted in part by the proactive implementation of our profit improvement strategy. Although our rental revenue declined, we drove our EBITDA margin higher through rigorous reductions of workforce and facility costs. By the time the construction economy softened in the quarter, we had already adjusted our fleet plan to slow rental capex spending by $80 million.

“With the share repurchases complete, we expect the company’s 2009 fully-diluted share count to decrease by approximately 39% to 70 million shares. As we stated in June, these repurchases have given us the opportunity to achieve significantly more EPS accretion, and to capture it more quickly, than through other means.”

Mr. Kneeland continued, “Our full year outlook continues to balance our assessment of what we believe will be an increasingly challenging environment against the dramatic actions we have already taken. Our strategy is now well-established, and we will continue to use the many operating levers at our disposal, such as capex and labor adjustments, to optimize our performance and generate free cash flow.”

Free Cash Flow and Fleet Size

For the first half 2008, free cash flow was $117 million after total rental and non-rental capital expenditures of $469 million, compared with free cash usage of $152 million after total rental and non-rental capital expenditures of $657 million for the same period last year. The year-over-year improvement in free cash flow was largely the result of a $188 million reduction in capital expenditures, as well as improved working capital generation in 2008.

The size of the rental fleet, as measured by the original equipment cost, was $4.3 billion and the age of the rental fleet was 38 months at June 30, 2008, compared with $4.2 billion and 38 months at year-end 2007, and $4.2 billion and 37 months at June 30, 2007. The modest increase in OEC versus 2007 year-end reflects the impact of purchasing new equipment at current prices while selling older fleet. The number of units in the fleet is essentially flat as compared to year-end 2007.

Return on Invested Capital (ROIC)

Return on invested capital was 12.9% for the twelve months ended June 30, 2008, a decrease of 1.1 percentage points from the same period last year. The company’s ROIC metric uses operating income for the trailing twelve months divided by the averages of stockholders’ equity, debt and deferred taxes, net of average cash.

Additional Information on 2Q 2008 Results, Share Repurchases and Status of SEC Inquiry

For additional information concerning the company’s second quarter 2008 results, including segment performance for its general rentals and trench safety, pump and power businesses, the share repurchases as well as the status of the previously announced SEC inquiry of the company and related matters, please see the company’s second quarter 2008 Form 10-Q filed today with the SEC.

Conference Call

United Rentals will hold a conference call tomorrow, Wednesday, July 30, 2008, at 11:00 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived, or by calling (703) 639-1365.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), pro-forma EBITDA, and pro-forma earnings per share are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. EBITDA represents the sum of income from continuing operations before provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation-rental equipment and non-rental depreciation and amortization. Pro-forma EBITDA represents the sum of EBITDA and the impact of the provision recognized in conjunction with the SEC inquiry. Pro-forma EPS represents pro-forma income from continuing operations available to common stockholders divided by pro-forma weighted-average diluted shares outstanding. The company believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and EBITDA and pro-forma EBITDA provide an enhanced perspective of our operating performance. Additionally, the company believes pro-forma EPS provides useful information concerning future profitability with consideration to our new capital structure. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities under GAAP, or earnings per share as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow, EBITDA, pro-forma EBITDA and pro-forma EPS expectations to a GAAP financial measure is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 665 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 10,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.3 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) weaker or unfavorable economic or industry conditions can reduce demand and prices for our products and services, (2) non-residential construction spending, or governmental funding for infrastructure and other construction projects, may not reach expected levels, (3) we may not always have access to capital that our businesses or growth plans may require, (4) any companies we acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate, (5) rates we can charge and time utilization we can achieve may be less than anticipated, (6) costs we incur may be more than anticipated, including by having expected savings not be realized in the amounts or time frames we have planned, (7) competition in our industry for talented employees is intense, which can affect our employee costs and retention rates, (8) we have incurred additional significant leverage in connection with our completed share repurchase transactions, which leverage requires us to use a substantial portion of our cash flow for debt service and will constrain our flexibility in responding to unanticipated or adverse business conditions, (9) we are subject to an ongoing inquiry by the SEC, and there can be no assurance as to its outcome, or any other potential consequences thereof for us, (10) we are subject to purported class action lawsuits and derivative actions filed in light of the SEC inquiry and additional purported class action lawsuits relating to the terminated merger transaction with Cerberus affiliates, and there can be no assurance as to their outcome or any other potential consequences thereof for us, and (11) we may incur additional significant costs and expenses (including indemnification obligations) in connection with the SEC inquiry, the purported class action lawsuits and derivative actions referenced above, the U.S. Attorney’s Office inquiry, or other litigation, regulatory or investigatory matters, related to the foregoing or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Fred Bratman
Hyde Park Financial Communications
(203) 618-7318 Cell: (917) 847-4507
fbratman@hydeparkfin.com

UNITED RENTALS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,

	2008	2007	% Change	2008	2007	% Change

Revenues:
Equipment rentals	$621	$659	(5.8%)	$1,192	$1,226	(2.8%)
Sales of rental equipment	68	83	(18.1%)	134	165	(18.8%)
New equipment sales	46	67	(31.3%)	88	121	(27.3%)
Contractor supplies sales	59	111	(46.8%)	115	205	(43.9%)
Service and other revenues	37	42	(11.9%)	74	83	(10.8%)

Total revenues	831	962	(13.6%)	1,603	1,800	(10.9%)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	291	299	(2.7%)	566	578	(2.1%)
Depreciation of rental equipment	110	108	1.9%	217	210	3.3%
Cost of rental equipment sales	48	60	(20.0%)	97	118	(17.8%)
Cost of new equipment sales	39	56	(30.4%)	73	100	(27.0%)
Cost of contractor supplies sales	45	89	(49.4%)	89	167	(46.7%)
Cost of service and other revenue	15	18	(16.7%)	30	35	(14.3%)

Total cost of revenues	548	630	(13.0%)	1,072	1,208	(11.3%)

Gross profit	283	332	(14.8%)	531	592	(10.3%)

Selling, general and administrative expenses	126	147	(14.3%)	257	296	(13.2%)
Provision relating to SEC inquiry	14	—		14	—
Non-rental depreciation and amortization	15	13	15.4%	30	25	20.0%

Operating income	128	172	(25.6%)	230	271	(15.1%)
Interest expense, net	48	55		89	102
Interest expense - subordinated convertible debentures	3	3		5	5
Other income, net	1	(2)		1	(2)

Income from continuing operations before provision for income taxes	76	116	(34.5%)	135	166	(18.7%)

Provision for income taxes	39	49		60	67

Income from continuing operations	37	67	(44.8%)	75	99	(24.2%)

Loss from discontinued operation, net of taxes	—	—		—	(2)

Net income	$37	$67	(44.8%)	$75	$97	(22.7%)

Preferred stock redemption charge	$(239)	$—		$(239)	$—

Net (loss) income available to common stockholders	$(202)	$69		$(164)	$101

Diluted earnings per share:

(Loss) income from continuing operations (inclusive of preferred redemption charge)	$(2.33)	$0.60		$(1.89)	$0.90
Loss from discontinued operation	—	—		—	(0.02)

Net (loss) income	$(2.33)	$0.60		$(1.89)	$0.88

UNITED RENTALS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,		December 31,

	2008	2007	2007

ASSETS
Cash and cash equivalents	$80	$104	$381
Accounts receivable, net	478	553	519
Inventory	94	162	91
Prepaid expenses and other assets	72	61	57
Deferred taxes	44	48	72

Total current assets	768	928	1,120

Rental equipment, net	2,936	2,882	2,826
Property and equipment, net	434	399	440
Goodwill and other intangible assets, net	1,395	1,397	1,404
Other long-term assets	76	62	52

Total assets	$5,609	$5,668	$5,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$12	$121	$15
Accounts payable	311	348	195
Accrued expenses and other liabilities	262	263	310

Total current liabilities	585	732	520

Long-term debt	2,837	2,509	2,555
Subordinated convertible debentures	146	146	146
Deferred taxes	562	449	539
Other long-term liabilities	65	130	64

Total liabilities	4,195	3,966	3,824

Common stock	1	1	1
Additional paid-in capital	1,062	1,457	1,494
Retained earnings	267	166	431
Accumulated other comprehensive income	84	78	92

Total stockholders’ equity	1,414	1,702	2,018

Total liabilities and stockholders’ equity	$5,609	$5,668	$5,842

UNITED RENTALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

Cash Flows From Operating Activities:
Income from continuing operations	$37	$67	$75	$99
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	125	121	247	235
Amortization of deferred financing costs	5	2	7	5
Gain on sales of rental equipment	(20)	(23)	(37)	(47)
Gain on sales of non-rental equipment	(1)	(1)	(1)	(2)
Non-cash adjustments to equipment	2	2	4	—
Stock compensation expense	1	6	2	10
Increase in deferred taxes	34	12	52	20
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(26)	(53)	39	(50)
Decrease (increase) in inventory	1	7	(3)	(23)
(Increase) decrease in prepaid expenses and other assets	(14)	8	(12)	(8)
Increase in accounts payable	36	4	117	130
Increase (decrease) in accrued expenses and other liabilities	41	44	(43)	(46)

Net cash provided by operating activities -continuing operations	221	196	447	323
Net cash provided by operating activities -discontinued operation	—	—	—	6

Net cash provided by operating activities	221	196	447	329

Cash Flows From Investing Activities:
Purchases of rental equipment	(301)	(339)	(437)	(604)
Purchases of non-rental equipment	(17)	(22)	(32)	(53)
Proceeds from sales of rental equipment	68	83	134	165
Proceeds from sales of non-rental equipment	3	5	5	7
Purchases of other companies	—	—	—	(21)

Net cash used in investing activities -continuing operations	(247)	(273)	(330)	(506)
Net cash provided by investing activities -discontinued operation	—	—	—	69

Net cash used in investing activities	(247)	(273)	(330)	(437)

Cash Flows From Financing Activities:
Proceeds from debt	353	186	353	227
Payments on debt	(479)	(133)	(486)	(165)
Cash paid in connection with preferred stock redemption	(254)	—	(254)	—
Payments of financing costs	(30)	—	(30)	—
Proceeds from the exercise of common stock options	1	13	1	17
Shares repurchased and retired	(1)	—	(1)	(1)
Excess tax benefits from share-based payment arrangements	—	8	—	10

Net cash (used in) provided by financing activities	(410)	74	(417)	88
Effect of foreign exchange rates	1	3	(1)	5

Net decrease in cash and cash equivalents	(435)	—	(301)	(15)
Cash and cash equivalents at beginning of period	515	104	381	119

Cash and cash equivalents at end of period	$80	$104	$80	$104

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended June 30,				Six Months Ended June 30,

	2008	2007	% Change		2008	2007	% Change

General Rentals
Total revenues	$781	$904	(13.6%)		$1,508	$1,693	(10.9%)
Operating income	115	157	(26.8%)		208	246	(15.4%)
Operating margin	14.7%	17.4%	(2.7	pts)	13.8%	14.5%	(0.7	pts)

Trench Safety, Pump and Power
Total revenues	50	58	(13.8%)		95	107	(11.2%)
Operating income	13	15	(13.3%)		22	25	(12.0%)
Operating margin	26.0%	25.9%	0.1	pts	23.2%	23.4%	(0.2	pts)

Total United Rentals
Total revenues	$831	$962	(13.6%)		$1,603	$1,800	(10.9%)
Operating income	128	172	(25.6%)		230	271	(15.1%)
Operating margin	15.4%	17.9%	(2.5	pts)	14.3%	15.1%	(0.8	pts)

DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

Income from continuing operations	$37	$67	$75	$99
Convertible debt interest	—	1	—	1
Subordinated convertible debt interest	—	1	—	3
Preferred stock redemption charge	(239)	—	(239)	—

(Loss) income from continuing operations available to common stockholders	(202)	69	(164)	103
Loss from discontinued operation, net of tax	—	—	—	(2)

Net (loss) income available to common stockholders	$(202)	$69	$(164)	$101

Weighted average common shares	86.4	82.2	86.4	81.7
Series C and D preferred shares	—	17.0	—	17.0
Convertible shares	—	6.5	—	6.5
Subordinated convertible debentures	—	3.3	—	3.3
Employee stock options and warrants	—	5.4	—	5.3
Restricted stock units and other	—	0.6	—	0.5

Total weighted average diluted shares	86.4	115.0	86.4	114.3

Diluted earnings (loss) available to common stockholders:
Income from continuing operations	$(2.33)	$0.60	$(1.89)	$0.90
Loss from discontinued operation	—	—	—	(0.02)

Net (loss) income	$(2.33)	$0.60	$(1.89)	$0.88

UNITED RENTALS, INC.
PRO-FORMA EPS RECONCILIATION

We define “Pro-forma EPS” as (i) Income from continuing operations available to common stockholders - Pro-forma divided by (ii) Weighted-average diluted shares outstanding - Pro-forma. Income from continuing operations available to common stockholders - Pro-forma represents the sum of (i) Income from continuing operations available to common stockholders - GAAP, As reported, (ii) the preferred stock redemption charge, (iii) convertible debt interest, (iv) subordinated convertible debt interest and (v) the after-tax impact of the provision relating to the SEC inquiry and the foreign tax credit valuation allowance. Similarly, Weighted-average diluted shares outstanding - Pro-forma represents the sum of (i) Weighted-average diluted shares outstanding - GAAP, As reported, (ii) the convertible shares, (iii) the subordinated convertible shares and (iv) other dilutive securities. Management believes Pro-forma EPS provides useful information concerning future profitability given the reduced sharecount from the preferred stock repurchase. However, Pro-forma EPS is not a measure of financial performance under GAAP. Accordingly, Pro-forma EPS should not be considered an alternative to GAAP EPS or as an indicator of operating performance.

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008	Full Year Forecast

NUMERATOR ($ in millions)

Income from continuing operations available to common stockholders - GAAP, As reported	$(202)	$(164)	$4

Pro-forma adjustments to income from continuing operations available to common stockholders:
Preferred stock redemption charge	239	239	239
Convertible debt interest (1)	1	1	2
Subordinated convertible debt interest (1)	1	3	5

	39	79	250
Pro-forma adjustments to income from continuing operations (after-tax):
Provision relating to SEC inquiry	14	14	14
Foreign tax credit valuation allowance	8	7	8

Income from continuing operations available to common stockholders - Pro-forma	$61	$100	$272

DENOMINATOR (Shares in millions)

Weighted-average diluted shares outstanding - GAAP, As reported	86.4	86.4	81.4

Series C and D Preferred Stock (2)	—	—	(7.4)
Convertible shares (1)	6.5	6.5	6.5
Subordinated convertible shares (1)	3.3	3.3	3.3
Other dilutive securities (1) (3)	1.2	1.1	1.2

Weighted-average diluted shares outstanding - Pro-forma	97.4	97.3	85.0

EPS from continuing operations available to common stockholders - GAAP, As reported	$(2.33)	$(1.89)	$0.05

EPS from continuing operations available to common stockholders - Pro-forma	$0.62	$1.03	$3.20

See following page for footnotes to this schedule.

UNITED RENTALS, INC.
PRO-FORMA EPS RECONCILIATION
FOOTNOTES

¹For the three and six months ended June 30, 2008, the convertible shares, the subordinated convertible shares and other potentially dilutive securities were excluded from our GAAP EPS calculation because these securities are anti-dilutive; that is, on a GAAP basis, these securities reduce our net loss. For pro-forma purposes, however, we have included these securities and adjusted both the numerator and the denominator as their impact - for pro forma purposes - is dilutive and because these securities will be part of our capital structure going forward. For purposes of our full year forecast, these securities are expected to be included in our GAAP EPS sharecount.

²Our estimated full year GAAP sharecount is being reduced by the weighted-average number of Series C and Series D Preferred shares previously outstanding which otherwise would be included in our forecasted full year weighted-average sharecount. A similar adjustment is not necessary for the 2008 second quarter and six month period ending June 2008 as the preferred securities are excluded from the GAAP sharecount because of the reported loss in income available to common stockholders. Although we are expecting full year income available to common stockholders to be positive, we are adjusting our full year pro-forma sharecount for comparability and because these securities were redeemed in the 2008 second quarter and will not be part of our capital structure at year end.

³Principally options and warrants.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as (i) net cash provided by operating activities - continuing operations less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under Generally Accepted Accounting Principles (“GAAP”). Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow expectations to a GAAP financial measure is unavailable to the company without unreasonable effort. The table below provides a reconciliation between net cash provided by operating activities - continuing operations and free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2008	2007	2008	2007

Net cash provided by operating activities - continuing operations	$221	$196	$447	$323
Purchases of rental equipment	(301)	(339)	(437)	(604)
Purchases of non-rental equipment	(17)	(22)	(32)	(53)
Proceeds from sales of rental equipment	68	83	134	165
Proceeds from sales of non-rental equipment	3	5	5	7
Excess tax benefits from share-based payment arrangements	—	8	—	10

Free Cash Flow	$(26)	$(69)	$117	$(152)

UNITED RENTALS, INC.
EBITDA AND PRO-FORMA EBITDA GAAP RECONCILIATION
(In millions)

“EBITDA” represents the sum of income from continuing operations before provision for income taxes, interest expense, net, interest expense-subordinated convertible debentures, depreciation-rental equipment and non-rental depreciation and amortization. Pro-forma EBITDA represents the sum of EBITDA and the provision relating to the SEC inquiry. Management believes EBITDA and Pro-forma EBITDA provide useful information about operating performance and period over period growth. However, EBITDA and Pro-forma EBITDA are not measures of financial performance or liquidity under GAAP and accordingly should not be considered an alternative to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between income from continuing operations before provision for income taxes and EBITDA and Pro-forma EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2008	2007	2008	2007

Income from continuing operations before provision for income taxes	$76	$116	$135	$166
Interest expense, net	48	55	89	102
Interest expense - subordinated convertible debentures	3	3	5	5
Depreciation - rental equipment	110	108	217	210
Non-rental depreciation and amortization	15	13	30	25

EBITDA¹	252	295	476	508
Provision relating to SEC inquiry	14	—	14	—

Pro-forma EBITDA	$266	$295	$490	$508

1Our EBITDA margin was 30.3% and 30.7% for the three months ended June 30, 2008 and 2007, respectively, and 29.7% and 28.2% for the six months ended June 30, 2008 and 2007, respectively.